                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              OCULAR SCIENCES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                          [OCULAR SCIENCES' LETTERHEAD]


                                 April 29, 1998


To Our Stockholders:

        You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Ocular Sciences, Inc. to be held at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California 94080 on Friday, May 29, 1998 at 9:00 a.m. Pacific Time.

        The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

        It is important that you use this opportunity to take part in the affairs of your Company by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the Proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

        We look forward to seeing you at the meeting.

                                            Sincerely,



                                            John D. Fruth
                                            Chief Executive Officer and
                                            Chairman of the Board of
                                            Directors

                              OCULAR SCIENCES, INC.


                                475 ECCLES AVENUE
                      SOUTH SAN FRANCISCO, CALIFORNIA 94080

                                   -----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   -----------

To Our Stockholders:

        Notice is hereby given that the Annual Meeting of Stockholders of Ocular Sciences, Inc. (the "Company") will be held at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California 94080 on Friday, May 29, 1998 at 9:00 a.m. Pacific Time for the following purposes:

     1. To elect seven directors of the Company, each to serve until the next Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal. The Company's Board of Directors has nominated the following persons for election as directors:

                  John D. Fruth           William R. Grant
                  Daniel J. Kunst         Edgar J. Cummins
                  Norwick B.H. Goodspeed  Francis R. Tunney, Jr.
                  Terence M. Fruth

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 7, 1998 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                            By Order of the Board of Directors




                                            John D. Fruth
                                            Chief Executive Officer and
                                            Chairman of the Board of Directors



South San Francisco, California
April 29, 1997

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

                              OCULAR SCIENCES, INC.

                                475 ECCLES AVENUE
                      SOUTH SAN FRANCISCO, CALIFORNIA 94080

                                   -----------

                                 PROXY STATEMENT

                                   -----------

                                 APRIL 29, 1998

     The accompanying proxy is solicited on behalf of the Board of Directors of Ocular Sciences, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on May 29, 1998 at 9:00 a.m. Pacific Time (the "Annual Meeting"). The Annual Meeting will be held at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California 94080. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about April 29, 1998. A copy of the Company's Annual Report for the year ended December 31, 1997 is enclosed with this Proxy Statement.

                    VOTING RIGHTS AND SOLICITATION OF PROXIES

     Only holders of record of the Company's Common Stock at the close of business on April 7, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 22,240,386 shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting.

     Holders of the Company's Common Stock are entitled to one vote for each share held as of the Record Date. Shares of Common Stock may not be voted cumulatively. In the event that a broker, bank, custodian, nominee or other record holder of the Company's Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (a "broker non-vote"), those shares will not be considered present and entitled to vote with respect to that matter, although they will be counted in determining the presence of a quorum.

     Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting.

     Unless otherwise instructed, each valid returned Proxy in the form accompanying this Proxy Statement that is not revoked will be voted in the election of directors "FOR" the nominees of the Board of Directors, and at the Proxy holder's direction, on such other matters, if any, that may come before the Annual Meeting (including any proposal to adjourn the Annual Meeting).

     The expenses of soliciting proxies in the form accompanying this Proxy Statement will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, certain of the Company's directors, officers, employees and agents may also solicit proxies, without additional compensation, by mail, telephone, telegraph or in PERSON. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of the Company's Common Stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

                             REVOCABILITY OF PROXIES

     Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a written instrument delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Annual Meeting or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     At the Annual Meeting, stockholders will elect directors to hold office until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until such directors' earlier resignation or removal. The size of the Company's Board of Directors (the "Board") is currently set at seven members. Accordingly, seven persons will be elected at the Annual Meeting to be the directors of the Company. In the election of directors, each stockholder is entitled to one vote for each share of Common Stock held. The Board has nominated for election as the directors of the Company the seven persons identified under "Directors/Nominees" below. Each share represented by the accompanying proxy will be voted for the election of the seven persons nominated by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve, or declines to serve, as a director at the time of the Annual Meeting, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to, or intends to decline to, serve as a director.

DIRECTORS/NOMINEES

     The names of the Board's nominees for election as directors, and certain information about them as of April 1, 1998, are set forth below:


                                                                             DIRECTOR
NAME OF NOMINEE         AGE                PRINCIPAL OCCUPATION                SINCE
---------------         ---                --------------------                -----
John D. Fruth.........   54    Chief Executive Officer and Chairman of the      1985
                               Board of Directors of the Company

Norwick B.H.
  Goodspeed...........   48    President and Chief Operating Officer of the     1997
                               Company

Daniel J. Kunst.......   45    Vice President, Sales and Marketing of the       1987
                               Company

Edgar J. Cummins(1)...   54    Healthcare consultant                            1992

Terence M. Fruth......   59    Partner of the law firm of Fruth & Anthony,      1992
                               P.A.

William R. Grant(1)...   73    Chairman of Galen Associates                     1992

Francis R. Tunney,             Corporate Vice President, General Counsel        1996
  Jr.(1)..............   50    and Corporate Secretary of Allergan, Inc.

--------
(1) Member of the Audit Committee and the Compensation Committee

   JOHN D. FRUTH founded the Company in 1985 and has been the Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception. He was also President of the Company from 1985 to October 1997. Prior to joining the Company, Mr. Fruth worked in the regulatory affairs department, and served as President, contact lens division, of CooperVision, Inc., a contact lens manufacturer, from 1976 to 1983. From 1972 to 1976, Mr. Fruth worked in sales and marketing management positions at Bausch & Lomb, Inc., a company that manufactures and markets health-care products, including contact lenses. John D. Fruth is the brother of Terence M. Fruth.

   NORWICK B.H. GOODSPEED has been President and Chief Operating Officer of the Company and a member of the Board of Directors since October 1997. From 1993 to October 1997, Mr. Goodspeed was the President and Chief Executive Officer of McGaw, Inc., a manufacturer of intravenous solutions and related equipment and a subsidiary of IVAX Corp. From 1991 to 1993, Mr. Goodspeed was Senior Vice President, Sales and Marketing of McGaw, Inc. From 1988 to 1991, he was the President and Chief Executive Officer of Vical, Inc., a gene therapy company.

   DANIEL J. KUNST has been Vice President, Sales and Marketing, of the Company since August 1995. Mr. Kunst has also been a member of the Board of Directors of the Company since October 1987 and served as Executive Vice President and Chief Operating Officer of the Company from 1987 to February 1992. From November 1994 to May 1995, Mr. Kunst served as Chief Executive Officer of NeoLens, Inc., an optical products company. From January 1993 to October 1994, Mr. Kunst was President, Chief Executive Officer and a director of Cymed, Inc., a manufacturer and marketer of medical devices. From March 1992 to January 1993, he worked as an independent consultant to ophthalmic companies. Additionally, from 1990 to 1995, Mr. Kunst was a member of the board of directors of VISX, Inc., a manufacturer of ophthalmic lasers. From 1979 to 1987, Mr. Kunst held various management positions with CooperVision, Inc., including President, Professional Resources Division; Senior Vice President, Ophthalmic Products Division; and Vice President, Sales and Marketing, Revo Sunglass Division.

   EDGAR J. CUMMINS has been a member of the Board of Directors of the Company since October 1992. Mr. Cummins is currently principally occupied as an independent healthcare consultant. From May 1995 to January 1998, Mr. Cummins served as Chief Financial Officer of Chiron Vision Corporation, an ophthalmic surgical company. Chiron Vision Corporation was acquired by Bausch & Lomb, Inc. in December 1997. From 1986 to May 1995, he was Chief Financial Officer of Allergan, Inc. ("Allergan"). Prior to his service with Allergan, Mr. Cummins held various senior financial positions with American Hospital Supply Corporation, a health-care and medical products company, and Baxter Travenol Laboratories, Inc., a medical products company, over a period of seven years. Prior to that, he spent five years as a financial consultant for Arthur Young & Company, a certified public accounting company.

   TERENCE M. FRUTH has been Corporate Secretary and a member of the Board of Directors of the Company since August 1992. Since 1985, Mr. Fruth has been a partner, Vice President and Corporate Secretary of Fruth & Anthony, P.A., a Minneapolis-based law firm specializing in commercial litigation. Mr. Fruth has been practicing law for 30 years. Mr. Fruth is a member of both the Minnesota State and American Bar Associations. Terence M. Fruth is the brother of John D. Fruth.

   WILLIAM R. GRANT has been a member of the Board of Directors of the Company since October 1992. Since 1989, he has been the Chairman of Galen Associates, a venture capital firm specializing in emerging health-care companies. From 1987 to 1989, Mr. Grant served as Chairman of New York Life International Investment, and, from 1979 to 1987, he was the Chairman and President of MacKay-Shields Financial Corporation. Prior to 1979, Mr. Grant had 25 years' experience with Smith Barney, Harris Upham & Co., Inc., where he served as President and, from 1976 to 1978, Vice Chairman. Mr. Grant currently serves as Vice Chairman of SmithKline Beecham plc and serves on the boards of directors of Allergan, Inc.; MiniMed, Inc., a company that specializes in drug delivery devices and systems; Seagull Energy Corporation, an oil and gas company; and Witco Corporation, a specialty chemicals company.

   FRANCIS R. TUNNEY, JR. has been a member of the Board of Directors of the Company since October 1996. Mr. Tunney has been Corporate Vice President, General Counsel and Corporate Secretary of Allergan since February 1991. From 1989 to 1991, Mr. Tunney was Senior Vice President, General Counsel and Corporate Secretary of Allergan. Mr. Tunney joined Allergan in 1985 as Associate General Counsel and from 1986 to 1989 served as Allergan's General Counsel. From 1979 to 1985, Mr. Tunney held several positions at SmithKline Beecham plc, including counsel for its Medical Device and Diagnostics Division, acting general manager for its Medical Ultrasound Division and senior international attorney within its corporate law department.

   Directors are elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified or until their earlier resignation, removal or death. William R. Grant and Francis R. Tunney, Jr. were elected to the Board of Directors

(the "Board") pursuant to the terms of a shareholders' agreement which terminated on the closing of the Company's initial public offering.

   The Company incorporated under the name O.S.I. Corporation in California in 1985, and was reincorporated in Delaware in July 1997. Unless the context otherwise requires, references herein to the Company include its California predecessor.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

   The Board met ten times, and acted by unanimous written consent seven times, during the year ended December 31, 1997. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board and of all committees of the Board on which such director served.

   Standing committees of the Board include an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing similar functions.

   The Audit Committee is composed of Edgar J. Cummins, William R. Grant and Francis R. Tunney, Jr. The Audit Committee: (1) nominates the independent auditors of the Company to be approved by the Board of Directors; (2) meets with the independent auditors to review the annual audit; (3) assists the full Board in evaluating the auditors' performance; and (4) reviews internal audit and control procedures, related party transactions and, where appropriate, potential conflict of interest situations. The Audit Committee met three times in the year ended December 31, 1997, in each case with the participation of the other members of the Board.

   The Company's Compensation Committee is composed of Edgar J. Cummins, William
R. Grant and Francis R. Tunney, Jr. The Compensation Committee reviews and approves the compensation and benefits for the Company's executive officers, administers the Company's 1997 Equity Incentive Plan and makes recommendations to the Board regarding such matters. The Compensation Committee acted once by unanimous written consent during fiscal 1997.

   DIRECTOR COMPENSATION

   Prior to the Company's initial public offering in August 1997, the non-employee members of the Board were issued shares of the Company's Common Stock as compensation for their service. In January 1997, William R. Grant, Terence M. Fruth, Edgar J. Cummins and Francis R. Tunney, Jr. were issued 742, 680, 680 and 186 shares of Common Stock, respectively, as compensation for services during 1996. In November 1997, the Company paid $4,333 to each of Messrs. Grant, Fruth, Cummins and Tunney as compensation for services in 1997. Members of the Board are also reimbursed for their reasonable expenses in attending meetings of the Board. The Company has discontinued paying cash compensation to its directors, other than reimbursement for these expenses, as the non-employee members of the Board are now compensated under the Company's 1997 Directors Stock Option Plan (the "Directors Plan").

        In June 1997, the Board adopted and the stockholders approved the Directors Plan and reserved a total of 300,000 shares of the Company's Common Stock for issuance thereunder. Only members of the Board who are not employees of the Company, or any parent, subsidiary or affiliate of the Company, are eligible to participate in the Directors Plan. On August 4, 1997, the effective date of the Company's initial public offering, each eligible director (Terence
M. Fruth, William R. Grant, Francis R. Tunney and Edgar J. Cummins) was granted an option to purchase 30,000 shares at an exercise price of $16.50 per share. Each eligible director who hereafter becomes a member of the Board will automatically be granted an option to purchase 30,000 shares upon joining the Board. In addition, each eligible director will automatically be granted an option to purchase 15,000 shares on each anniversary date of such director's initial option grant under the Directors Plan if such director has served continuously as a member of the Board since the date such director was first granted an option under the Directors Plan. As of December 31, 1997, options to purchase a total of 120,000 shares of Common Stock has been granted under the

Directors Plan. All options granted under the Directors Plan vest as to 1/36 of the shares subject to the option per month commencing the month following the month of the date of grant, for so long as the optionee continues as a member of the Board or as a consultant to the Company. The exercise price of all options granted under the Directors Plan is and will be the fair market value of the Common Stock on the date of grant.


                 THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF
                         EACH OF THE NOMINATED DIRECTORS

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information, as of April 1, 1998, with respect to the beneficial ownership of the Company's Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and nominee, (iii) the Chief Executive Officer of the Company and each of the Company's four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 1997 (together, the "Named Executive Officers") and (iv) all current directors and executive officers as a group.

                                                                  PERCENT OF
                                           SHARES             OUTSTANDING COMMON
      NAME OF BENEFICIAL OWNER       BENEFICIALLY OWNED (1)         STOCK (1)
      ------------------------       ----------------------         ---------

John D. Fruth(2)...................      5,000,000                   22.5%
William R. Grant(3)................      1,971,379                    8.9
Galen Partners, L.P. and
  affiliates(4)....................      1,963,873                    8.8
The TCW Group, Inc. (5)............      1,326,500                    6.0
Terence M. Fruth(6)................        112,476                     *
Gregory E. Lichtwardt(7)...........         80,480                     *
Daniel J. Kunst(8).................         40,725                     *
Edgar J. Cummins (9)...............         18,954                     *
John Lilley (10)...................         16,000                     *
Francis R. Tunney, Jr.(11).........          7,692                     *
Norwick B.H. Goodspeed.............             --                     *
All directors and executive
  officers as a group (9
  persons)(12)....................       7,247,706                   32.6

--------------
*    Less than 1% of the Company's outstanding Common Stock

(1) Percentage ownership is based on 22,232,876 shares outstanding as of April 1, 1998, and shares beneficially owned and percentage ownership reflect sales of Common Stock by certain of the persons and institutions named in the table in the Company's March 1998 public offering. See "Certain Relationships and Related Transactions - 1997 Initial Public Offering and 1998 Secondary Public Offering." Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days of April 1, 1998, are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) As of February 15, 1998, prior to the Company's 1998 public offering, Mr. Fruth beneficially owned a total of 7,314,576 shares or 33.4% of the shares outstanding prior to the 1998 public offering. Mr. Fruth sold a total of 2,314,576 shares in the 1998 public offering. The address for Mr. Fruth is c/o Ocular Sciences, Inc., 475 Eccles Ave., South San Francisco, California 94080.

(3) Shares owned represent 1,963,873 shares held of record by Galen Partners, L.P. and its affiliates and 7,506 shares of Common Stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 1, 1998. See Note (4) below.

(4) Shares owned represent 1,770,564 shares held of record by Galen Partners, L.P., 182,299 shares held of record by Galen Partners International, L.P. and 11,010 shares held of record by Galen Associates, but do not include 7,506 shares of Common Stock that may be acquired by William R. Grant (a director of the Company) upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 1, 1998. In the 1998 public offering 907,784 shares were sold by Galen Partners, L.P. and 93,412 shares were sold by Galen Partners International, L.P. Mr. Grant, Bruce F. Wesson and Rebound Investments, Inc. are the general partners of BGW Partners, L.P., the general partner of Galen Partners, L.P. and Galen Partners International, L.P. and thus may be deemed to have voting and investment power with respect to these shares.

     The address for these individuals and entities is c/o Galen Associates, 610 Fifth Avenue, New York, New York 10020.

(5)  Information regarding The TCW Group, Inc. ("TCW") is derived from a
     Schedule 13G filed by TCW with the Securities and Exchange Commission on February 12, 1998. The shares reported as beneficially owned by TCW are beneficially owned by certain subsidiaries of TCW. Robert Day, an individual who may be deemed to control TCW, may be deemed to beneficially own the shares reported as beneficially owned by TCW. TCW's address is 856 South Figueroa Street, Los Angeles, California 90017. Mr. Day's address is 200 Park Avenue, New York, New York 10166.

(6) Includes 7,506 shares of Common Stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 1, 1998.

(7) In the Company's 1998 secondary public offering Mr. Lichtwardt sold 10,000 shares of Common Stock.

(8) In the Company's 1998 secondary public offering Mr. Kunst sold 9,886 shares of Common Stock.

(9) Includes 7,506 shares of Common Stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 1, 1998.

(10) Represents shares of Common Stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 1, 1998.

(11) Represents 186 shares held of record by Mr. Tunney, Jr. and 7,506 shares of Common Stock that may be acquired by Mr. Tunney upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 1, 1998. As of February 15, 1998, prior to the Company's 1998 secondary public offering Mr. Tunney was considered the beneficial holder of 1,977,723 shares held of record by Allergan, Inc., 417,000 of which were transferred to The Allergan Foundation, and thereafter sold by The Allergan Foundation in the 1998 secondary public offering. Mr. Tunney, a director of the Company, is the General Counsel of Allergan. Allergan's and Mr. Tunney's address is 2525 Dupont Drive, Irvine, California 92612.

(12) Includes the shares described by notes (2), (3), (6), (7), (8), (9), (10) and (11).

                               EXECUTIVE OFFICERS

        The executive officers of the Company, and their ages as of April 1, 1998, are as follows:

NAME                       AGE   POSITION
----                       ---   --------
John D. Fruth              54    Chief Executive Officer and Chairman of the
                                 Board of Directors

Norwick B.H. Goodspeed     48    President, Chief Operating Officer, and
                                 Director

Daniel J. Kunst            45    Vice President, Sales and Marketing and
                                 Director

Gregory E. Lichtwardt      43    Vice President, Finance, Chief Financial
                                 Officer and Treasurer

John Lilley                51    Vice President, Manufacturing


        For information regarding the positions and offices with the Company held by Messrs. Fruth, Goodspeed and Kunst, please refer to the discussion regarding nominees for election as directors in "Directors/Nominees" under Proposal No. 1 above.

        GREGORY E. LICHTWARDT has been Vice President, Finance, and Chief Financial Officer of the Company since April 1993 and Treasurer since May 1997. Prior to joining the Company, from November 1990 to February 1993, Mr. Lichtwardt was Vice President, Finance, of the Humphrey Instruments Division of Allergan, a health-care company focused on specialty pharmaceutical products. From February 1989 to November 1990, he served as Director of Operations, Accounting and Planning, of Allergan's Optical Division. From December 1986 to January 1989, he was Corporate Controller of AST Research, Inc., a personal computer manufacturing company, and from June 1980 to December 1986, Mr. Lichtwardt held financial positions within several different divisions of American Hospital Supply Corporation, a health-care and medical products company.

        JOHN LILLEY has been Vice President, Manufacturing, of the Company since June 1996. From 1990 to June 1996, Dr. Lilley served as Manufacturing Director of Bespak plc, an English company that manufactures precision plastic injection-molded components for the pharmaceutical industry. From 1989 to 1990, he was Operations Director of Birkby Plastics, a division of the Plessey Plastics Group, which manufactures plastic injection-molded components for the automotive and computer industries.

                             EXECUTIVE COMPENSATION

COMPENSATION OF NAMED OFFICERS

        The following table sets forth compensation awarded to or earned for services rendered in all capacities to the Company by the Company's Named Executive Officers during fiscal 1997. This information includes the dollar values of base salaries and bonus awards, the number of shares subject to stock options granted and certain other compensation, whether paid or deferred.

                                  SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                                       ----------------------
                                             ANNUAL COMPENSATION                               AWARDS
                                   ------------------------------------------------    ---------------------
                                                                    OTHER ANNUAL       SECURITIES UNDERLYING
 NAME AND PRINCIPAL POSITION       SALARY($)(1)     BONUS($)(2)   COMPENSATION($)(3)        OPTIONS(#)
 ---------------------------       ------------     -----------   ------------------   ---------------------
John D. Fruth ..................      $357,462       $192,500       $  3,939(4)                 --
  Chief Executive Officer
Norwick B.H. Goodspeed .........        49,615             --        111,250(6)            300,000
  President and Chief Operating
  Officer(5)
Gregory E. Lichtwardt ..........       190,513         97,428            235                    --
  Vice President, Finance,
  Chief Financial Officer and
  Treasurer
Daniel J. Kunst ................       186,406         82,829            426                    --
  Vice President, Sales and
  Marketing
John Lilley ....................       169,000         73,811         63,415(8)                 --
  Vice President,
  Manufacturing(7)

--------
(1) Excludes salary earned in 1996 and paid in 1997 as follows: Mr. Lichtwardt, $30,154; and Mr. Kunst, $20,597. Includes salary earned in 1997 and paid in 1998 as follows: Mr. Fruth $57,462; Mr. Lichtwardt $15,513; and Mr. Kunst $5,252.

(2) Represents bonuses earned in 1997 and paid in 1998. Excludes bonuses earned in 1996 and paid in 1997, as follows: Mr. Fruth, $133,000; Mr. Lichtwardt, $53,463; Mr. Kunst, $45,451; and Dr. Lilley $36,132.

(3) For all but Mr. Fruth, Mr. Goodspeed and Dr. Lilley, Other Annual Compensation represents premiums paid by the Company with respect to life insurance for the benefit of the respective individual.

(4) Represents premiums paid by the Company with respect to term life insurance for Mr. Fruth's benefit in the amount of $864 and automobile expenses paid by the Company for his benefit in the amount of $3,075.

(5) Mr. Goodspeed joined the Company as President and Chief Operating Officer in October 1997, and serves in those capacities under the terms of an employment agreement. His current annual salary is $300,000. See "-- Employment Agreements."

(6) Represents $80,000 of relocation costs and $31,250 representing the portion of certain loans to Mr. Goodspeed that the Company amortized in 1997. See "-- Employment Agreements."

(7) Dr. Lilley serves as the Company's Vice President, Manufacturing under the terms of an employment agreement. See "-- Employment Agreements."

(8) Represents a $42,108 contribution by the Company to a pension plan for the benefit of Dr. Lilley, a $10,437 reimbursement for automobile expenses and $10,870 paid by the Company for insurance for the benefit of Dr. Lilley.

                          OPTION GRANTS IN FISCAL 1997

        The following table sets forth information regarding option grants during 1997 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective six-year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term.

                                                INDIVIDUAL GRANTS
                           ------------------------------------------------------ POTENTIAL REALIZABLE
                                         % OF TOTAL                                  VALUE AT ASSUMED
                            NUMBER OF     OPTIONS                                 ANNUAL RATES OF STOCK
                           SECURITIES   GRANTED TO                                  PRICE APPRECIATION
                           UNDERLYING    EMPLOYEES    EXERCISE PRICE               FOR OPTION TERM($)(4)
                             OPTIONS     IN FISCAL     PER SHARE      EXPIRATION   ------------------------
            NAME          GRANTED(#)(1)    YEAR(2)      ($/SH)(3)        DATE         5%           10%
            ----           ------------  ------------  --------------  ---------  ------------  ----------
John D. Fruth............        --          --              --             --           --           --
Norwick B.H. Goodspeed...   300,000      68.2%            $24.25     10/15/03     $2,474,196  $5,613,106
Gregory E. Lichtwardt....        --          --              --             --           --           --
Daniel J. Kunst..........        --          --              --             --           --           --
John Lilley..............        --          --              --             --           --           --

----------
(1) The options granted vest over a five-year period, with 20% of the option vesting upon the completion of each year of service. In January 1998, the Company granted additional options to the Named Executive Officers as follows: Mr. Fruth, 220,000 shares; Mr. Lichtwardt, 66,000 shares, Mr. Kunst, 36,000 shares and Dr. Lilley, 30,000 shares.

(2) The Company granted options to purchase 440,150 shares of Common Stock to employees during 1997.

(3) The exercise price may be paid in cash, in shares of the Company's common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(4) The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

      AGGREGATED OPTION EXERCISES IN 1997 AND FISCAL YEAR END OPTION VALUES

   The following table sets forth information regarding the exercise of stock options by the Named Executive Officers during 1997 and stock options held as of December 31, 1997 by the Named Executive Officers.

                                                                    NUMBER OF SECURITIES
                                                                         UNDERLYING                  VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                                SHARES                             AT FISCAL YEAR END(#)             AT FISCAL YEAR END(1)
                              ACQUIRED ON       VALUE           --------------------------       -----------------------------
                NAME          EXERCISES(#)    REALIZED($)       EXERCISABLE  UNEXERCISABLE       EXERCISABLE     UNEXERCISABLE
                ----          ------------    -----------       -----------  -------------       -----------     -------------
John D. Fruth ............    1,280,000      $20,744,154               --               --               --               --
Norwick B.H. Goodspeed ...           --               --               --          300,000               --      $   600,000
Gregory E. Lichtwardt ....           --               --          128,000           32,000      $ 3,172,000          793,000
Daniel J. Kunst ..........           --               --           40,000           60,000          928,600        1,392,900
John Lilley ..............           --               --           16,000           64,000          339,520        1,358,080

----------

(1) Based on the fair market value of the Company's Common Stock at December 31, 1997 ($26.25 per share) less the exercise price payable for such shares.

EMPLOYEE BENEFIT PLANS

   1989 Stock Option Plan. Under the 1989 Plan, options to purchase 1,289,804 shares of Common Stock were outstanding as of April 1, 1998. The 1989 Plan was terminated on August 4, 1997, the effective date of the Company's initial public offering, at which time the Company's 1997 Equity Incentive Plan became effective. As a result, no options have been granted under the 1989 Plan since the Company's initial public offering. However, termination does not affect any outstanding options, all of which will remain outstanding until exercised or until they terminate or expire in accordance with their terms. The terms of options granted under the 1989 Plan and the administration of the plan are substantially the same as those that pertain to the 1997 Equity Incentive Plan, except that the vesting of options granted prior to March 1, 1995 under the 1989 Plan accelerates upon certain acquisitions of the Company unless the options are assumed or substituted by the acquiring corporation.

   1997 Equity Incentive Plan. In June 1997, the Board adopted and the stockholders approved the 1997 Plan, under which 2,292,634 shares of Common Stock are reserved for issuance. As of April 1, 1998, options to purchase 1,619,000 shares of the Company's Common Stock were outstanding under the 1997 Plan. The 1997 Plan will terminate in May 2007, unless sooner terminated by the Board. The 1997 Plan authorizes the award of options, opportunities to purchase restricted stock and stock bonuses (each an "Award"). The 1997 Plan is administered by a committee appointed by the Board, currently the Compensation Committee, consisting of Messrs. Cummins, Grant and Tunney, all of whom are "nonemployee directors" under applicable federal securities laws and "outside directors" as defined under applicable federal tax laws. The committee has the authority to construe and interpret the 1997 Plan and any agreement made thereunder, grant Awards and establish their terms and make all other determinations necessary or advisable for the administration of the 1997 Plan.

   The 1997 Plan provides for the grant of both incentive stock options ("ISOs") that qualify under Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options ("NQSOs"). ISOs may be granted only to employees of the Company or of a parent or subsidiary of the Company. NQSOs may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or of any parent or subsidiary of the Company, provided such consultants, independent contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction ("Eligible Service Providers"). The exercise price of ISOs must be at least equal to the fair market value of the Company's Common Stock on the date of grant (110% of that value in the case of ISOs issued to ten percent stockholders). The exercise price of NQSOs must be at least equal to 85% of that value. The maximum term of options granted under the 1997 Plan is ten years. Options granted under the 1997 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee. Options granted under the 1997 Plan generally expire 90 days after the termination of the optionee's service to the Company or to a parent or subsidiary of the Company, except in the case of death or disability, in which case the options may be exercised up to 12 months following the date of death or termination of service. Options terminate immediately upon termination of employment for cause.

   Opportunities to purchase shares of the Company's Common Stock and awards of shares of the Company's Common Stock, either of which may be subject to a right of repurchase in favor of the Company or other restrictions on ownership or transfer, may be given to Eligible Service Providers.

   In the event of certain acquisitions of the Company, any or all outstanding Awards may be assumed or replaced by the successor corporation. In the alternative, the successor corporation may substitute equivalent Awards or provide consideration to Award recipients which is substantially similar to that provided to stockholders. If the successor does not assume or substitute Awards, outstanding Awards will expire upon consummation of the transaction, provided that the Board in its sole discretion may provide that the vesting of any or all Awards will accelerate prior to such consummation.

   1997 Employee Stock Purchase Plan. In June 1997, the Board adopted and the stockholders approved the 1997 Employee Stock Purchase Plan (the "Purchase Plan") and reserved a total of 400,000 shares of the Company's Common Stock for issuance thereunder. The Purchase Plan has not been implemented, and as of April 1, 1998 no shares of Common Stock had been purchased under the Purchase Plan. If and when the Purchase Plan is implemented and becomes effective, it will permit eligible employees to acquire shares of the Company's Common Stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 2% and 10% of their compensation and are subject to certain maximum purchase limitations described in the Purchase Plan. Each offering under the Purchase Plan will be for a period of 24 months (the "Offering Period") and will consist of four six-month purchase periods (each a "Purchase Period"). The purchase price for the Company's Common Stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company's Common Stock on the first day of the applicable Offering Period and the last day of the applicable Purchase Period. The Board has the authority to determine the date on which the first Offering Period will begin and the length of such Offering Period. The Board has the power to change the duration of Offering Periods and Purchase Periods. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code.

EMPLOYMENT AGREEMENTS

   In October 1997, Norwick B.H. Goodspeed joined the Company as its President and Chief Operating Officer pursuant to the terms of an employment agreement dated October 15, 1997. Under the employment agreement, the Company agreed to employ Mr. Goodspeed as its President and Chief Operating Officer at an initial annual base salary of $300,000. Mr. Goodspeed is eligible to receive a bonus of up to 60% of his annual salary in 1998, and up to 50% of his annual salary for each year thereafter. In addition, Mr. Goodspeed has received an option to purchase 300,000 shares of the Company's Common Stock at an exercise price of $24.25 per share, vesting 20% per year over five years so long as Mr. Goodspeed is employed by the Company. The Company has also agreed to pay certain relocation costs and other costs associated with the sale of Mr. Goodspeed's prior residence in southern California, up to a maximum of $159,000. To date, the Company has paid $80,000 of such relocation costs. The employment agreement further provides that Mr. Goodspeed's employment will continue for a term of three years unless and until terminated by either the Company or Mr. Goodspeed.

   Under Mr. Goodspeed's employment agreement, the Company extended a $450,000 loan to Mr. Goodspeed in January 1998 in connection with his purchase of a new residence in the San Francisco area (the "Loan"). The Loan is interest free and is secured by a purchase money second deed of trust on the new residence and by a security interest in certain stock options granted to Mr. Goodspeed to purchase 300,000 shares of the Company's Common Stock and any securities issuable upon exercise of such options. The Loan is due and payable in full on the earlier of (i) October 15, 2002; (ii) six months after Mr. Goodspeed's voluntary resignation or termination by the Company for Cause (as defined in Mr. Goodspeed's employment agreement); or (iii) Mr. Goodspeed's agreement to sell, convey, transfer, dispose of, or further encumber the new residence. Under the terms of the employment agreement, the Company has agreed to forgive the Loan in its entirety (and return any payments received in connection therewith), in the event that Mr. Goodspeed remains continuously employed with the Company from October 15, 1997 through October 15, 2000. The Company has also agreed to forgive 50% of the Loan in the event that Mr. Goodspeed is terminated by the Company without Cause.

   Pursuant to the terms of an employment agreement dated March 1996, the Company employed Dr. John Lilley as its Vice President, Manufacturing at an initial annual salary of pound sterling95,000. This salary was increased to pound sterling103,000 in 1997. Under the employment agreement, Dr. LiLley is eligible to receive a bonus of up to 40% of his annual salary at the discretion of the Company based on the achievement of manufacturing goals and objectives established by the Company at the start of each fiscal year. In 1996, Dr. Lilley also received an option to purchase 80,000 shares of the Company's Common Stock at an exercise price of $5.03 per share. Under Dr. Lilley's employment agreement, his employment will continue unless and until either the Company or Dr. Lilley serves on the other 12 months' notice of termination, provided that the Company has the right to terminate his employment upon his 65th birthday.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Cummins, Grant and Tunney. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. For a description of transactions between the Company and members of the Compensation Committee and entities affiliated with such members, see the discussion under "Certain Relationships and Related Transactions" below.

                              OCULAR SCIENCES, INC.
                      REPORT OF THE COMPENSATION COMMITTEE

     This Report of the Compensation Committee is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

To the Board of Directors:

     Final decisions regarding compensation and stock option grants to executive officers are made by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed of three independent non-employee Directors, none of whom have any interlocking relationships as defined by the SEC.

GENERAL COMPENSATION POLICY

     The Committee acts on behalf of the Board to establish the general compensation policy of the Company. The Committee reviews base salary levels and target bonuses for the Chief Executive Officer ("CEO") and other executive officers of the Company at or about the beginning of each year. The Committee also administers the Company's 1997 Equity Incentive Plan (the "1997 Plan") and reviews the equity compensation of the CEO and other executive officers at or about the beginning of each year.

     The Committee's philosophy in compensating executive officers, including the CEO, is to relate compensation to corporate and individual performance. Consistent with this philosophy, annual salary adjustments and the incentive component of executive officer compensation is determined after a review of the Company's and individual's performance for the previous year. Long-term equity incentives for executive officers are effected through the granting of stock options under the 1997 Plan. Stock options generally have value for the executive only if the price of the Company's stock increases above the fair market value on the grant date and the executive remains in the Company's employ for the period required for the shares to vest.

     The base salaries, incentive compensation and stock option grants of executive officers are also determined in part by the Committee reviewing data on prevailing compensation practices of companies with whom the Company competes for executive talent. During 1997, the Committee determined that increases in base salaries, incentive compensation and equity compensation for executive officers, including the CEO, might be necessary to align the Company's compensation practices with other companies in the industry. To this end, the Committee retained Coopers & Lybrand L.L.P. to perform a comprehensive study (the "C&L Study") of the compensation practices of comparable companies to determine base salary, target bonuses and stock option awards for such persons.

     In preparing the performance graph for this Proxy Statement, the Company used the Standard & Poor's Medical Products & Supplies Index as its published line of business index. However, the compensation practices of most of the companies in the Standard & Poor's Medical Products & Supplies Index were not reviewed when the Committee reviewed the compensation information described above because such companies were determined not to be competitive with the Company for executive talent.

FISCAL 1997 EXECUTIVE COMPENSATION

     Base Compensation. In late 1996, the Company established the base salary for each executive officer for 1997. In January 1998, the Committee reviewed the information described above, especially the C&L Study, met with the representative of Coopers & Lybrand L.L.P., and evaluated the performance of the Company and its executive officers. The Committee also considered the substantial competition for executive talent in the San Francisco Bay Area, where the Company is headquartered. Based on such analysis the Committee increased the base salary for each executive officer. In certain cases base salary increases were made retroactive to specified dates in 1997.

     Incentive Compensation. The Committee also used the information described above as the basis for determining incentive compensation for the Company's executive officers. The target amount of bonus for each individual was established by the Company prior to the beginning of 1997. The actual amount of bonus paid was based on the Committee's evaluation of the Company's and individual's performance in 1997. For 1997, executive officers generally received 110% of the target bonus. Certain executive officers who contributed significant amounts of time and energy to the Company's initial public offering received an additional bonus as well.

     Stock Options. Stock options typically have been granted to executive officers when the executive first joins the Company, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group or to meet competitive requirements. The Committee may, however, grant stock options to executives for other reasons. The number of shares subject to each stock option granted is within the discretion of the Committee and is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance, consistency within the executive's peer group and competitive conditions. No options were granted to executive officers in 1997 except to Mr. Goodspeed, who joined the Company in 1997, as described below. Stock options generally become exercisable over a five-year period and are granted at a price that is equal to the fair market value of the Company's Common Stock on the date of grant.

     Mr. Goodspeed, the Company's President and Chief Operating Officer, joined the Company in October 1997. As Mr. Goodspeed's compensation package was negotiated and agreed to at that time, no change in his compensation was made in January 1998 when the foregoing adjustments were made to the compensation of the other executive officers. For a description of Mr. Goodspeed's compensation, see "Executive Compensation - Compensation of Named Officers" and "Executive Compensation - Employment Agreements."

     Company Performance and CEO Compensation. Based upon the criteria set forth above, Mr. Fruth received a bonus of $192,500 in fiscal 1997. Mr. Fruth's bonus represents 110% of the target bonus established by the Committee prior to the beginning of the year. Mr. Fruth's salary was also increased to $395,000 effective May 1997. The Committee based Mr. Fruth's bonus and salary increase on, among other things, (i) the Company's achievement of financial performance goals, (ii) his significant contributions to the Company's initial public offering, and (iii) his role in the Company's successful recruitment of Mr. Goodspeed as President and Chief Operating Officer, as well as the C&L Study. Mr. Fruth did not receive a stock option in 1997.

     Compliance with Section 162(m) of the Internal Revenue Code of 1986. The Company intends to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986. The 1997 Plan is already in compliance with
Section 162(m) by limiting stock awards to named executive officers. The Company does not expect cash compensation for 1998 for any executive officer to exceed $1,000,000.

                                            COMPENSATION COMMITTEE

                                            EDGAR J. CUMMINS
                                            WILLIAM R. GRANT
                                            FRANCIS R. TUNNEY, JR.

                         COMPANY STOCK PRICE PERFORMANCE

        The graph below compares the cumulative total stockholder return on the Common Stock of the Company with the cumulative total return on the Nasdaq Stock Market and the Standard & Poor's Medical Products & Supplies Index from the first date the Company's Common Stock was publicly traded (August 5, 1997) to the last trading day in each subsequent month through December 31, 1997 (assuming the investment of $100 in the Company's Common Stock and in each of the indexes on the date of the Company's initial public offering, and reinvestment of all dividends).

        The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of the Company's Common Stock.


                    [OCULAR SCIENCES, INC. PERFORMANCE CHART
               STANDARD & POOR'S MEDICAL PRODUCTS & SUPPLIES INDEX
                     NASDAQ STOCK MARKET INDEX - U.S. INDEX]




        The graph set forth above is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Since January 1, 1995, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of the Common Stock of the Company or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (i) compensation agreements and related loans described above under the caption "Executive Compensation," (ii) director compensation arrangements described above under the caption "Proposed No. 1 -- Election of Directors -- Director Compensation," and (iii) the transactions described below.

OSL ACQUISITION AND RELATED LITIGATION

   In September 1992, the Company acquired Precision Lens Laboratories Ltd. ("PLL"), a United Kingdom-based manufacturer of contact lenses and, until the acquisition, a supplier to the Company, for a total of 1,728,000 shares of the Company's Common Stock (the "PLL Acquisition"). After the acquisition, PLL was renamed Ocular Sciences Ltd. ("OSL"). The owners of PLL (the "PLL Owners") included John D. Fruth, the Company's Chief Executive Officer and a director and principal stockholder of the Company, who received 496,976 shares of the Company's Common Stock in the acquisition, and Geoffrey H. Galley and his son Anthony D. Galley (together, the "Galleys"), who received 1,015,024 shares of the Company's Common Stock in the acquisition. Prior to this acquisition, Geoffrey H. Galley had owned 190,400 shares of the Company's Common Stock.

   In connection with the PLL Acquisition, PLL entered into a patent license agreement (the "Patent License Agreement") with the PLL Owners other than Mr. Fruth (the "Patent Owners"), pursuant to which PLL obtained a non-exclusive license to certain contact lens manufacturing patents in exchange for royalty payments that were to aggregate up to $4.4 million, of which up to $3.6 million was to be paid to the Galleys. An additional royalty was to be payable by PLL on certain sales by it to other contact lens manufacturers. As of December 31, 1994, the Company had made cumulative royalty payments of approximately $3.2 million. No royalty payments were made after 1994 as a result of the lawsuit described below. Also in connection with the PLL Acquisition, PLL entered into a purchase and supply agreement with Aspect Vision Care Ltd. ("AVCL"), a United Kingdom-based contact lens distributor controlled by certain of the Patent Owners, pursuant to which PLL agreed to manufacture and supply contact lenses to AVCL at a purchase price equal to the Company's direct and indirect costs of processing the lenses, plus 20% (the "Purchase and Supply Agreement"). In connection with the Purchase and Supply Agreement, PLL agreed not to sell the contact lenses covered by such agreement to third parties in the United Kingdom, and AVCL agreed not to sell such lenses in North and South America, for a period of ten years (subject to certain exceptions). AVCL accounted for approximately $1.9 million of the Company's net sales for the year ended December 31, 1994 and $407,000 of accounts receivable as of December 31, 1995 and 1996.
There were no sales to AVCL in 1995 and 1996.

   In May 1992, Anthony Galley was appointed Managing Director of PLL and in November 1992 entered into an employment agreement with PLL. Mr. Galley was also appointed Vice President, Manufacturing, of the Company. In 1993 and 1994, disputes arose between the Company, OSL, Anthony Galley and AVCL regarding the type, price and quantity of contact lenses that OSL was obligated to supply to AVCL under the Purchase and Supply Agreement. AVCL constructed its own manufacturing facility in 1994 using information that the Company believed to be proprietary to OSL.

   In April 1994, OSL terminated Anthony Galley's employment, and, in the following month, the Company and OSL sued AVCL, the Galleys, the other Patent Owners and certain related persons in the United Kingdom and later in California. The suit in the United Kingdom alleged misappropriation of intellectual property, breach of fiduciary duty, breach of contract and other claims, while the suit in California alleged securities fraud arising out of the PLL Acquisition. The defendants brought a counterclaim against OSL and the Company for sums allegedly due under the Patent License Agreement and breach of Anthony Galley's employment contract, and other claims, and brought a separate action in the United Kingdom against OSL alleging patent infringement.

   In November 1996, judgment was rendered in the United Kingdom actions. The judgment found against the Company and OSL on the most important claims brought by them. In the judgment, the judge harshly criticized the Company's business practices and stated that he did not believe the testimony of Messrs. Fruth and Lichtwardt, the Company's Chief Executive Officer and Chief Financial Officer, respectively. The judge found in favor of the defendants on a number of their counterclaims, although not on the issue of patent infringement, which was decided in favor of OSL.

   In February 1997, prior to the determination of any costs or damages, the Company and the other parties to the foregoing litigations entered into a settlement agreement (the "Settlement Agreement") providing for, among other things, (i) a mutual release among the parties, including a release from any further amounts owed under the Patent License Agreement or Purchase and Supply Agreement, and the termination of all pending litigation, (ii) the replacement of the patent license agreement with a new, fully paid-up, non-exclusive patent license that did not limit OSL's ability to sell contact lenses to other contact lens manufacturers, (iii) the grant by OSL to AVCL and the Patent Owners of a royalty-free, non-exclusive license to any OSL proprietary information that was in their possession as of the commencement of the lawsuits in May 1994, and (iv) the termination of the Purchase and Supply Agreement, including the elimination of the restriction on the Company's ability to sell contact lenses in the United Kingdom (with the payment of a royalty in certain limited circumstances) and the elimination of the restriction on AVCL's ability to sell contact lenses in North and South America. The Settlement Agreement also provided for the payment of $10 million by the Company, of which $3.3 million was paid on the date of the Settlement Agreement and the remaining $6.7 million was paid upon the closing of the Company's initial public offering.

   The Patent Owners sold all of the shares of Common Stock owned by them in the Company's initial public offering, and have agreed not to acquire additional shares of the Company's Common Stock or other securities or assets of the Company for a period of five years from the date of the Company's initial public offering. In December 1997, AVCL was acquired by The Cooper Companies, Inc.

ALLERGAN/AMERICAN HYDRON ACQUISITION; GALEN FINANCING

   In October 1992, the Company acquired the North and South American contact lens business of Allergan, which had been operating under the name American Hydron, for $24.5 million, including acquisition costs of $1.2 million. The transaction and related working capital requirements were financed by the issuance of (i) a senior secured note in the amount of $7.0 million to Allergan,
(ii) senior subordinated notes in the aggregate principal amount of $16.3 million, $13.8 million of which was issued to Allergan and $2.5 million of which was issued to Galen Partners, L.P. and Galen Partners International L.P. (together, the "Galen Group"), (iii) 118,168 shares of Series A Preferred Stock (valued at $8.46 per share, for an aggregate value of approximately $1.0 million) to Allergan, (iv) 3,403,192 shares of Common Stock at $1.47 per share, for an aggregate price of approximately $5.0 million, to the Galen Group and (v) warrants to purchase an aggregate of 3,492,688 shares of Common Stock at an exercise price of $0.00125 per share, 2,957,000 of which were issued to Allergan and 535,688 of which were issued to the Galen Group. The senior secured note was repaid with bank borrowings in 1993 and the senior subordinated notes were repaid with bank borrowings in October 1996. In December 1994, Allergan and the Galen Group exercised their warrants to purchase 2,467,456 and 356,936 shares of Common Stock, respectively. On December 31, 1996, the remaining warrants were canceled pursuant to their terms because the Company had met certain financial milestones. The Series A Preferred Stock was converted into 236,336 shares of Common Stock at the consummation of the Company's initial public offering.

   In connection with the American Hydron acquisition, the Company entered into a registration rights agreement providing the Company's then current shareholders, including John D. Fruth, Allergan, the Galen Group and the Galleys, with certain registration rights.

1997 INITIAL PUBLIC OFFERING AND 1998 SECONDARY PUBLIC OFFERING

        In August 1997, the Company completed its initial public offering in which 8,280,000 shares of its Common Stock were sold to the public at a price of $16.50 per share (including shares sold pursuant to the underwriters' over-allotment option). The shares sold consisted of 3,600,000 shares sold by the Company and 4,680,000 shares sold by selling stockholders. The Company incurred aggregate expenses of $1,545,000 in connection with the initial public offering (excluding underwriting discounts and commissions paid by the Company and the selling stockholders).

        In March 1998, the Company completed a secondary offering in which 5,343,381 shares of its Common Stock were sold to the public at a price of $27.50 per share (including shares sold pursuant to the underwriters' over-allotment option). The shares sold consisted of 30,000 shares sold by the Company and 5,313,381 shares sold by selling stockholders. The Company incurred aggregate expenses of approximately $540,000 in connection with the secondary offering (excluding underwriting discounts and commissions paid by the Company and the selling stockholders).

PAYMENTS TO DIRECTOR

   Fruth & Anthony, a law firm in which Terence M. Fruth, a director of the Company and the brother of John D. Fruth, the Chief Executive Officer of the Company, is a partner, has provided legal services to the Company since its formation. The Company made payments of $309,000 in 1995, $284,000 in 1996 and $77,000 in 1997 to Fruth & Anthony for such legal services.

LOANS FROM MR. FRUTH

   From July 1986 to March 1990, John D. Fruth loaned the Company a total of $2.9 million to meet certain short-term operating cash requirements. In October 1992, in connection with the American Hydron acquisition, Mr. Fruth was issued a $2.9 million junior subordinated promissory note, bearing interest at the prime rate plus 3%. The Company repaid the note with a portion of the net proceeds from the Company's initial public offering.

                              INDEPENDENT AUDITORS

   KPMG Peat Marwick, LLP, independent auditors, audited the consolidated financial statements of the Company for the fiscal year ended December 31, 1997. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The Board of Directors selects the Company's independent auditors.

                  STOCKHOLDER PROPOSALS AND REPORT ON FORM 10-K

     Proposals of Stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than the close of business on December 29, 1998, in addition to other applicable requirements, in order to be included in the Company's Proxy Statement and form of proxy relating to the meeting.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1997 WILL BE PROVIDED WITHOUT CHARGE ON WRITTEN REQUEST. REQUESTS SHOULD BE DIRECTED TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT AT 475 ECCLES AVENUE, SOUTH SAN FRANCISCO, CALIFORNIA 94080

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock ("10% Stockholders"), to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership on a Form 3 and reports of changes in ownership on a Form 4 or Form 5. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and 10% Stockholders were met during fiscal 1997, except that Edgar J. Cummins, a director of the Company, failed to report the purchase of 500 shares of the Company's Common Stock in August 1997.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Annual Meeting, or any adjournment thereof, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

     Pursuant to the Company's Bylaws, only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must be first given to the Secretary of the Company. To be timely, written notice must be delivered to the Secretary at the executive offices of the Company not later than the close of business on the sixtieth day nor earlier than the close of business on the ninetieth day prior to the first anniversary of the preceding year's annual meeting, provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than sixty days after such anniversary date, notice by the stockholder, to be timely, must be so delivered not earlier than the close of business on the ninetieth day prior to such annual meeting and not later than the close of business on the later of the sixtieth day prior to such annual meeting or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. Such stockholder notice must set forth certain information specified by the Company's Bylaws. A copy of the Company's Bylaws is available upon request from the Company's Investor Relations Department at 475 Eccles Avenue, South San Francisco, California 94080.



           WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON,
                        PLEASE COMPLETE, DATE, SIGN AND
                        PROMPTLY RETURN THE ACCOMPANYING
               PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE SO THAT
                 YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                              OCULAR SCIENCES, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                  May 29, 1998

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                       BOARD OF DIRECTORS OF THE COMPANY.

The undersigned hereby appoints John D. Fruth and Gregory E. Lichtwardt, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock, $0.001 par value, of Ocular Sciences, Inc. (the "Company"), held of record by the undersigned on April 7, 1998, at the Annual Meeting of Stockholders of the Company to be held at Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California 94080, on Friday, May 29, 1998, at 9:00 a.m. Pacific Daylight Time, and at any adjournments or postponements thereof.


1.      ELECTION OF DIRECTORS.

        [ ]    FOR all nominees listed      [ ]    WITHHOLDING AUTHORITY
               below (except as indicated          to vote for all nominees
               to the contrary below)              listed below

Nominees:      John D. Fruth, Norwick B.H. Goodspeed, Daniel J. Kunst, Edgar J.
               Cummins, Terence M. Fruth, William R. Grant and Francis R.
               Tunney, Jr.

Instruction:   To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

               ------------------------------------------------------------


        The Board of Directors recommends that you vote FOR the election of all nominees listed in this Proposal 1.



2. THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE ANNUAL MEETING.



(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

      THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED IN PROPOSAL 1. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.



                                    -------------------------------------------
                                    (Print Stockholder(s) name)


                                    -------------------------------------------
                                    (Signature(s) of  Stockholder or Authorized
                                    Signatory)


                                    -------------------------------------------
                                    (Title of Authorized Signatory)


                                    Dated:  __________, 1998


Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.


    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN
         ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.


                                       25